Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-291591
Beyond a Token Effort: The Real Future of Tokenized Equity
By Mike Cagney and Michael Tannenbaum
The Current Moment for Tokenization — and Its Limits
The financial services world is fixated on tokenization. Banks, asset managers, and exchanges are racing to show that they too have “gone blockchain.” Yet most of today’s tokenization efforts, especially with respect to equities, barely challenge the status quo. They wrap existing assets in digital form, offering conveniences like 24/7 trading and fractional ownership — modest efficiencies, but not structural change.
What’s missing is a critical value proposition of blockchain: disintermediation. Current “tokenized” equities remain tethered to traditional custodians and clearing houses. They are digital representations of off-chain assets — not blockchain-native instruments. The result is a system that continues to significantly depend on middlemen, even as it advertises innovation.
The Figure Approach: Blockchain-Native Equity
At Figure, we’re forging a different path. With the introduction of a blockchain-native share class – our Series A Blockchain Common Stock (the “Blockchain Stock”) – we’ve built a security that operates natively on blockchain infrastructure. This is not a proxy or a wrapper — it’s a fundamentally new and decentralized model for equity issuance and trading. There is no Depository Trust & Clearing Corporation (“DTCC”) or DTCC record, no legacy exchanges and no need for prime or introducing brokers. The equity is Provenance Blockchain-native, trades on Figure’s non-custodial alternative trading system and settles in self-custody user wallets. It will be capable of interacting directly with DeFi markets (e.g., Democratized Prime, a blockchain-based prime brokerage protocol on the Provenance Blockchain).
Holders will be able to borrow against or lend out the Blockchain Stock through Democratized Prime. This means that settlement, custody, and lending will all occur on-chain. For the first time, equity holders will have the opportunity to capture the full economic benefit of their ownership, including transparent, market-based stock-loan yields that aren’t intermediated by prime brokers.
The Benefits of a Blockchain Native, Decentralized Market
This model reshapes the relationship between investors and markets in three key ways:
●Transparency and Control: Shareholders will be able to lend and borrow directly through a visible limit order book, eliminating opaque “locate markets” and redistributing value from intermediaries to owners.
●Cross-Collateralization: Because the Blockchain Stock operates in the same on-chain environment as other tokenized assets and stablecoins, it will be able to be seamlessly used as collateral alongside them — enabling capital efficiency impossible in the siloed world of traditional equities.

●24/7 Trading Capacity and Governance Control: Around-the-clock trading capacity and on-chain voting will remove delays and friction from capital formation, providing continuous market function and transparent shareholder governance.
These are not incremental upgrades. They represent a new market structure, where ownership, financing, and governance converge on-chain, creating both efficiency and trust.
A Turning Point for Retail Access
This evolution also speaks to the future of retail participation in the capital markets. Historically, equity offerings have been largely allocated to institutional investors, with smaller allocations given to retail investors.
Blockchain infrastructure changes that. By enabling direct allocation of equity to verified wallets, the market can extend true ownership to a broader set of retail participants — without compromising compliance. Over time, we expect that this will create additional capital market transparency where all investors are on equal footing and can capture the full value of participation.
Our efforts in equities with our blockchain-native share class build off of what we have already done in the debt capital markets. By tokenizing mortgage loans with Figure’s signature HELOC product, we enabled retail investors to earn passive income from these loans via Democratized Prime. Next, Democratized Prime will offer cross-collateralization between these asset classes, giving investors access to yield, liquidity, transparency and flexibility in ways never done before.
Join the Road Ahead and Our Call to Action
Tokenization is having its moment, but we believe that only blockchain-native, decentralized systems will fulfill its original promise.
At Figure, we’ve always believed that to build new marketplaces, you first need to offer the market a primitive — a foundation on which others can innovate. Just as we once used our balance sheet to originate consumer loans on blockchain before scaling that into a marketplace, we’re now using our own equity to demonstrate blockchain-native issuance.
This proposed offering is also an invitation for others to join us in building the next-generation equity capital market. If you are a blockchain wallet provider or a consumer-facing brokerage platform, work with us to distribute the first blockchain-native public equity IPO to your customers and give them the power of DeFi for margin and stock loans. If you are a blockchain company that is already public or going public, work with us to issue your own equity on-chain. The early movers in this watershed moment will leapfrog the competition – and make history.
Disclosure
Figure has filed a registration statement (including a prospectus) with the SEC for the proposed offering to which this communication relates, which registration statement has not yet become effective. The Blockchain Stock and Class A Common Stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This blog post shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Blockchain Stock or Class A Common Stock in any states or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Before you invest, you should read the prospectus in that registration statement and other documents Figure has filed with the SEC for more complete information about Figure and this proposed offering. You may get these documents for free by visiting the SEC’s website at: www.sec.gov. Alternatively, Figure or any sales agent participating in this proposed offering will arrange to send you the prospectus if you request it at: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at 1-866-471-2526, by facsimile at 212-902-9316 or by email at prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; or Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor, New York, New York 10022, or by email at prospectus@cantor.com.
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Forward-Looking Statements
This blog post contains forward looking statements, including statements regarding this proposed offering. These statements are not historical facts but rather are based on Figure’s current expectations and projections regarding its business, operations and other factors relating thereto. Words such as “may,” “will,” “should,” “predict,” “continue,” “expects,” “believes” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including, but not limited to, those in Figure’s registration statement filed with the SEC, which is available free of charge on the SEC’s website at: www.sec.gov.